Exhibit 21.1

List of Subsidiaries

Subsidiary	Jurisdiction of Organization

Information Services Group, Inc.	Delaware
International Advisory Holdings Corp.	Delaware
International Consulting Acquisition Corp.	Delaware
ISG Information Services Group Americas, Inc.	Texas
TPI Eurosourcing, L.L.C.	Texas
TPI Advisory Services India Pvt. Ltd.	India
Information Services Group Germany GmbH	Germany
Technology Partners International K.K.-Japan	Japan
Martino & Partners s.r.l	Italy
CCGH Limited	United Kingdom
Information Services Group Switzerland GmbH	Switzerland
Information Services Group Denmark ApS	Denmark
Information Services Group Oy	Finland
ISG (Group Services) Ltd.	United Kingdom
Information Services Group Europe Limited	United Kingdom
Information Services Group Sweden AB	Sweden
Information Services Group SA	France
Compass Publishing BV	Netherlands
Information Services Group Netherlands B.V.	Netherlands
Compass Management Consulting Ltd	Canada
CTP Italia S.p.A.	Italy
TPI Advisory Services Hong Kong Limited	Hong Kong
ISG Servicios Informativos S DE RL DE CV	Mexico